Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Bear Stearns Asset Backed Securities I LLC for the registration of Bear Stearns Asset Backed Securities I Trust 2006-AC1, in the registration statement on Form S-3 (No. 333-125422) and to the incorporation by reference therein of our report dated January 24, 2005, (except for Note 3k, as to which the date is March 15, 2005), with respect to the financial statements of Financial Guaranty Insurance Company, appearing in the Form 8-K of Bear Stearns Asset Backed Securities I LLC dated January 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

January 30, 2006